                                                                      EXHIBIT 12

                          COMMUNITY BANK SYSTEM, INC.

    COMPUTATION OF CONSOLIDATED RATIOS OF EARNINGS TO COMBINED FIXED CHARGES
                             (DOLLARS IN THOUSANDS)

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
                          THREE MONTHS ENDED
                               MARCH 31,                  YEAR ENDED DECEMBER 31,
                          --------------------  ------------------------------------------------
                            1995       1994       1994      1993      1992      1991      1990
                          ---------  ---------  --------  --------  --------  --------  --------
Earnings:
Pretax Income...........      4,545      3,808  $ 16,365  $ 15,340  $ 10,645  $  4,969  $  2,858
Add: Fixed Charges......      8,272      4,469    22,296    17,890    21,851    30,046    33,521
                          ---------  ---------  --------  --------  --------  --------  --------
Earnings including
 interest on deposits...     12,817      8,277    38,661    33,230    32,496    35,015    36,379
Less: Interest on
 deposits...............     (5,892)    (3,927)  (18,213)  (16,962)  (21,352)  (29,663)  (32,965)
                          ---------  ---------  --------  --------  --------  --------  --------
Earnings excluding
 interest on deposits...  $   6,925  $   4,350  $ 20,448  $ 16,268  $ 11,144  $  5,352  $  3,414
                          =========  =========  ========  ========  ========  ========  ========
Fixed Charges:
Interest Expense........  $   8,230  $   4,433  $ 22,130  $ 17,733  $ 21,608  $ 29,838  $ 33,329
Estimated interest
 component of net rental
 expense................         42         36       166       157       243       208       192
                          ---------  ---------  --------  --------  --------  --------  --------
Total fixed charges
 including interest on
 deposits...............      8,272      4,469    22,296    17,890    21,851    30,046    33,521
Less: Interest on
 deposits...............     (5,891)    (3,927)  (18,213)  (16,962)  (21,352)  (29,663)  (32,965)
                          ---------  ---------  --------  --------  --------  --------  --------
Total fixed charges
 excluding interest on
 deposits...............  $   2,381  $     542  $  4,083  $    928  $    499  $    383  $    556
                          =========  =========  ========  ========  ========            ========
Ratio of Earnings to                                                          ========
 Fixed Charges:
  Including interest on
   deposits.............     154.94%    185.22%   173.40%   185.75%   148.72%   116.54%   108.53%
  Excluding interest on
   deposits.............     290.89%    802.87%   500.78% 1,753.02% 2,233.27% 1,397.39%   614.03%
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